Exhibit 10.42
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of July 1, 2007 by and between Burger King Corporation, a Florida corporation (together with any Successor thereto, the “Company”), and Charles M. Fallon (“Executive”).
WITNESSETH:
     WHEREAS, Executive commenced employment with the Company on June 19, 2006;
     WHEREAS, the Company desires to continue to employ and secure the exclusive services of Executive on the terms and conditions set forth in this Agreement;
     WHEREAS, Executive desires to accept such employment on such terms and conditions; and
     WHEREAS, Executive currently is a party to an employment agreement with the Company dated June 5, 2006 that governs the terms and conditions of his employment (the “Original Agreement”) and Executive and the Company desire to have the Original Agreement superseded by the terms of this Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and Executive hereby agree as follows:
     l. Agreement to Employ; Amendment and Restatement of Original Agreement.
     (a) Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to continue to employ Executive, and Executive hereby accepts such continued employment with the Company.
     (b) This Agreement shall serve as a complete amendment and restatement of the Original Agreement. All terms of the Original Agreement shall be superseded by the terms of this Agreement and, upon execution of this Agreement, the Original Agreement shall be of no further force and effect.
     2. Term; Position and Responsibilities; Location.
     (a) Term of Employment. Unless Executive’s employment shall sooner terminate pursuant to Section 8, the Company shall continue to employ Executive on the terms and subject to the conditions of this Agreement from the date first written above through June 30, 2008 (the “Initial Term”). Effective upon the expiration of the Initial Term and each Additional Term (as defined below), Executive’s employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions, for an additional period of one (1) year (each, an “Additional Term”), in each such case, commencing upon the expiration of the Initial Term or the then current Additional Term, as the case may be, unless the Company shall have given written notice to Executive, at least ninety (90) days prior to the expiration of the Initial Term or such Additional Term, of its intention not to extend the Employment Period (as defined below) hereunder; provided that any such notice of non-extension shall be deemed to constitute a termination of Executive’s employment by the Company

Without Cause pursuant to Section 9(c) hereof. The period during which Executive is employed by the Company pursuant to this Agreement, including any extension thereof in accordance with the preceding sentence, shall be referred to as the “Employment Period.”
     (b) Position and Responsibilities. During the Employment Period, Executive shall serve as Executive Vice President and President, North America, and shall have such duties and responsibilities as are customarily assigned to individuals serving in such position and such other duties consistent with Executive’s title and position as the Chief Executive Officer of the Company and the Board of Directors (or any committee thereof) of the Company (the Board or such committee referred to as the “Board”) specifies from time to time (it being understood by the parties that, notwithstanding the foregoing, the Company is free, at any time and from time to time, to reorganize its business operations, and that Executive’s duties and scope of responsibility may change in connection with such reorganization). Executive shall initially report directly to the Chief Executive Officer of the Company. Executive shall devote all of his skill, knowledge, commercial efforts and business time to the conscientious and good faith performance of his duties and responsibilities for the Company to the best of his ability.
     (c) Location. During the Employment Period, Executive’s services shall be performed primarily in the Miami-Dade metropolitan area. However, Executive may be required to travel in and outside of Miami-Dade as the needs of the Company’s business dictate.
     3. Base Salary. During the Employment Period, the Company shall pay Executive a base salary at an annualized rate of $425,000, payable in installments on the Company’s regular payroll dates. The Board shall review Executive’s base salary annually during the Employment Period and may increase (but not decrease) such base salary from time to time, based on its periodic review of Executive’s performance in accordance with the Company’s regular policies and procedures. The annual base salary payable to Executive from time to time under this Section 3 shall hereinafter be referred to as the “Base Salary.”
     4. Annual Incentive Compensation. Executive shall be eligible to receive an annual bonus (“Annual Bonus”) with respect to each fiscal year ending during the Employment Period. The Annual Bonus shall be determined under the 2006 Omnibus Incentive Plan (the “Omnibus Plan”) or such other annual incentive plan maintained by the Company for similarly situated employees that the Company designates, in its sole discretion (any such plan, the “Bonus Plan”), in accordance with the terms of such plan as in effect from time to time. For each such fiscal year, Executive shall be eligible to earn a target Annual Bonus equal to seventy percent (70%) of Executive’s Base Salary for such fiscal year, if the Company achieves the target performance goals established by the Board for such fiscal year. If the Company does not achieve the threshold performance goals established by the Board for a fiscal year, Executive shall not be entitled to receive an Annual Bonus for such fiscal year. If the Company exceeds the target performance goals established by the Board for a fiscal year, Executive shall be entitled to earn an additional Annual Bonus, currently of up to 100% of the target Annual Bonus, for such year in accordance with the terms of the applicable Bonus Plan. Subject to subsection (b) below, the Annual Bonus for each year shall be payable in cash at the same time as bonuses are paid to other senior executives of the Company in accordance with the terms of the applicable Bonus Plan. Executive shall be entitled to receive any Annual Bonus that becomes payable in a lump-sum cash payment, or, at his election, (A) up to fifty percent (50%) of the Annual Bonus in the form of a grant of restricted stock units of Common Stock (as defined below) or (B) in any form that the Board generally makes available to the Company’s executive management team, provided that any such election is made by Executive in Compliance with Section 409A of the Internal Revenue Code of 1986 (as amended) and the regulations promulgated there under.

     5. Annual Equity Incentive Compensation.
     (a) All equity of Burger King Holdings, Inc. (“Holdings”) or equity-based awards with respect to the common stock of Holdings (“Common Stock”) held by Executive as of the date hereof and any Management Subscription and Shareholders’ Agreement, Management Stock Option Agreement and Restricted Share Agreement (collectively, the “Equity Award Agreements”) to which the Executive is a party as of the date hereof, will continue in accordance with their respective terms provided that, notwithstanding any other provision of this Agreement or the Equity Award Agreements, if a Change in Control (as defined below) occurs and, within twenty-four (24) months after the date of such Change in Control, Executive’s employment is terminated by the Company “Without Cause” or by Executive for “Good Reason” (as defined below), all options to acquire Common Stock held by Executive at such time (the “Options”) and the then unvested portion of those 15,865 restricted stock units granted to Executive on June 2, 2006, if any, will become immediately and fully vested upon such termination and, with respect to the Options, Executive shall have ninety (90) days from the Termination Date to exercise such Options. For purposes of this Agreement, the term “Change in Control” shall have the meaning ascribed to such term in the Omnibus Plan.
     (b) During the Employment Period, Executive shall be entitled to receive a target annual performance-based equity grants in accordance with the terms and conditions of the Omnibus Plan or such other plan providing for equity-based incentive compensation maintained by the Company for employees at Executive’s grade level that the Company designates, in its sole discretion.
     6. Employee Benefits.
     (a) General. During the Employment Period, Executive will be eligible to participate in the employee and executive benefit plans and programs maintained by the Company from time to time in which executives of the Company at Executive’s grade level are eligible to participate, including to the extent maintained by the Company, life, medical, dental, accidental and disability insurance plans and retirement, deferred compensation and savings plans, in accordance with the terms and conditions thereof as in effect from time to time.
     (b) Benefit Allowance. During the Employment Period, in addition to the benefits provided under Section 6(a), Executive will also be entitled to receive a perquisite allowance on an annualized basis of $35,000 to be used by Executive in connection with (i) financial planning services, (ii) a car allowance and (iii) additional life insurance benefits.

     7. Expenses; Etc.
     (a) Business Travel, Lodging, etc. During the Employment Period, the Company will reimburse Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by him in connection with the performance of his duties and responsibilities hereunder upon submission of evidence satisfactory to the Company of the incurrence and purpose of each such expense, provided that such expenses are permitted under the terms and conditions of the Company’s business expense reimbursement policy applicable to executives at Executive’s grade level, as in effect from time to time. During the Employment Period, the Company shall pay or reimburse Executive for the annual membership dues for one (1) airline club memberships of Executive’s choosing.
     (b) Vacation. During the Employment Period, Executive shall be entitled to vacation on an annualized basis in accordance with the Company’s vacation policy, currently four (4) weeks per year for an individual in Executive’s position, without carry-over accumulation. Executive shall also be entitled to Company-designated holidays.
     8. Termination of Employment.
     (a) Termination Due to Death or Disability. Executive’s employment shall automatically terminate upon Executive’s death and may be terminated by the Company due to Executive’s Disability (as defined below in this subsection (a)). In the event that Executive’s employment is terminated due to his Disability or death, no termination benefits shall be payable to or in respect of Executive except as provided in Section 8(f)(ii). For purposes of this Agreement, “Disability” means a physical or mental disability that prevents or would prevent the performance by Executive of his duties hereunder for a continuous period of six (6) months or longer. The determination of Executive’s Disability will (i) be made by an independent physician agreed to by the parties, or if the parties are unable to agree within ten (10) days after a request for designation by a party, by an independent physician identified by the Company’s disability insurance provider, (ii) be final and binding on the parties hereto and (iii) be based on such competent medical evidence as shall be presented to such independent physician by Executive and/or the Company or by any physician or group of physicians or other competent medical experts employed by Executive and/or the Company to advise such independent physician.
     (b) Termination by the Company for Cause. Executive’s employment may be terminated by the Company for Cause (as defined below in this subsection (b)). In the event of a termination of Executive’s employment by the Company for Cause, no termination benefits shall be payable to or in respect of Executive except as provided in Section 8(f)(ii). For purposes of this Agreement, “Cause” means (i) a material breach by Executive of any provision of this Agreement; (ii) a material and willful violation by Executive of any of the Policies (as defined in Section 12); (iii) the failure by Executive to reasonably and substantially perform his duties hereunder (other than as a result of physical or mental illness or injury); (iv) Executive’s willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the business, reputation or prospects of the Company or any of its Affiliates; (v) Executive’s fraud or misappropriation of funds; or (vi) the commission by Executive of a felony or other serious crime involving moral turpitude; provided that in the case of any breach of clauses (i), (ii) or (iii) that is curable, no termination there under shall be effective unless the Company shall have given Executive notice of the event or events constituting Cause and Executive shall have failed to cure such event or events within thirty (30) business days after receipt of such notice. If, in the event Executive’s employment is terminated by the Company Without Cause (as defined in subsection (c) below) and, on or before the 12-month anniversary of the applicable Date of Termination of such termination Without Cause, it is determined in good faith by the Board that Executive’s employment could have been terminated for Cause under clauses (iv), (v) or (vi) hereof, Executive’s employment shall, at the election of the Board, be deemed to have been terminated for Cause, effective as of the date of the occurrence of the events giving rise to the Cause termination. Upon such determination, the Company shall (x) immediately cease paying any termination benefits pursuant to Section 8 hereof and (y) Executive shall be obligated to immediately repay to the Company all amounts theretofore paid to Executive pursuant to Section 8. In addition, if not repaid, the Company shall have the right to set off from any amounts otherwise due to Executive any amounts previously paid pursuant to Section 8(f) (other than the Accrued Obligations).
     (c) Termination Without Cause. Executive’s employment may be terminated by the Company Without Cause (as defined below in this subsection (c)) at any time. In the event of a termination of Executive’s employment by the Company Without Cause, no termination benefits shall be payable to or in respect of Executive except as provided in Section 8(f)(i). For purposes of this
     Agreement, a termination “Without Cause” shall mean a termination of Executive’s employment by the Company other than due to Executive’s death or Disability as described in Section 8(a) and other than for Cause as described in Section 8(b).
     (d) Termination by Executive. Executive may resign from his employment for any reason, including for Good Reason (as defined below in this subsection (d)). In the event of a termination of Executive’s employment by Executive’s resignation other than for Good Reason, no termination benefits shall be payable to or in respect of Executive except as provided in Section 8(f)(ii) and in the event of a termination of Executive’s employment by Executive for Good Reason, no termination benefits shall be payable to or in respect of Executive except as provided in Section 8(f)(i). For purposes of this Agreement, a termination of employment by Executive for “Good Reason” shall mean a resignation by Executive from his employment with the Company within thirty (30) days following the occurrence, without Executive’s consent, of any of the following events: (i) a material diminution in the Executive’s position, authority or responsibilities (it being understood that a change to Executive’s duties and/or scope of responsibility in connection with the reorganization of the Company’s operations will not trigger this sub-section (i) unless accompanied by a demotion from the “Executive Vice President” level); (ii) any decrease in Executive’s Base Salary or a material decrease in the Executive’s incentive compensation opportunities as set forth in Sections 4 and 5 or (iii) any other material breach by the Company of any material provision of this Agreement; provided that the Executive shall have given the Company notice of the event or events constituting Good Reason and the Company shall have failed to cure such event or events within thirty (30) business days after receipt of such notice.
     (e) Notice of Termination; Date of Termination.
     (i) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive (other than as a result of Executive’s death) shall be communicated by a written Notice of Termination addressed to the other party to this Agreement. A “Notice of Termination” shall mean a notice stating that Executive or the Company, as the case may be, is electing to terminate Executive’s employment with the Company (and thereby terminating the Employment Period), stating the proposed effective date of such termination, indicating the specific provision of this Section 8 under which such termination is being effected and, if applicable, setting forth in reasonable detail the circumstances claimed to provide the basis for such termination.
     (ii) Date of Termination. The term “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated by the Company by reason of Executive’s Disability, a date which is at least six (6) months following the occurrence of the event giving rise to the Disability, (iii) if Executive’s employment is terminated by Executive, a date which is at least 30 days following the issuance of the Notice of Termination and (iv) if Executive’s employment is terminated for any other reason, the effective date of termination specified in such Notice of Termination. The Employment Period shall expire on the Date of Termination.
     (f) Payments Upon Certain Terminations.
     (i) In the event of a termination of Executive’s employment by the Company Without Cause or by Executive’s resignation from employment for Good Reason during the Employment Period, the Company shall pay to Executive, within thirty (30) days of the Date of Termination, his (x) Base Salary through the Date of Termination, to the extent not previously paid, (y) reimbursement for any unreimbursed business expenses incurred by Executive prior to the Date of Termination that are subject to reimbursement pursuant to Section 7(a) and (z) payment for vacation time accrued as of the Date of Termination but unused (such amounts under clauses (x), (y) and (z), collectively the “Accrued Obligations”). In addition, in the event of any such termination of Executive’s employment, if Executive executes and delivers to the Company a Separation Agreement and Release substantially in the form approved by the Company, Executive shall be entitled to the following payments and benefits:
     (A) continued payments of Base Salary and the benefits allowance described in Section 6(b), payable in installments in accordance with the Company’s regular payroll policies, for the period beginning on the Date of Termination and ending on the one (1) year anniversary of the Date of Termination (the “Severance Period”);
     (B) a portion of Executive’s Annual Bonus for the fiscal year of the Company during which Executive was employed that includes the Date of Termination, such portion to equal the product (such product, the “Pro-Rata Bonus”) of (1) the Annual Bonus that would have been payable to Executive for such fiscal year had Executive remained employed for the entire fiscal year, determined based on the extent to which the Company actually achieves the performance goals for such year established pursuant to Section 4, multiplied by (2) a fraction, the numerator of which is equal to the number of days in such fiscal year that precede the Date of Termination and the denominator of which is equal to 365, such amount to be payable to Executive within five (5) business days following the date (the “Bonus Payment Date”) annual bonuses for such fiscal year are actually paid by the Company to its active executives;
     (C) continued coverage during the Severance Period under the Company’s medical, dental and life insurance plans referred to in Section 6(a) for Executive and his eligible dependents participating in such plans immediately prior to the Date of Termination, subject to timely payment by Executive of all premiums, contributions and other co-payments required to be paid by active senior executives of the Company under the terms of such plans as in effect from time to time; and
     (D) at the discretion of the Company, the services of an outplacement agency as selected by and for such period of time as determined by the Chief Human Resources Officer of the Company.
     Executive shall not have a duty to mitigate the costs to the Company under this Section 8(f)(i), nor shall any payments from the Company to Executive of Base Salary or Pro-Rata Bonus be reduced, offset or canceled by any compensation or fees earned by (whether or not paid currently) or offered to Executive during the Severance Period by a subsequent employer or other Person (as defined in Section 19(k) below) for which Executive performs services, including but not limited to consulting services. The foregoing notwithstanding, should Executive receive or be offered health or medical benefits coverage during the Severance Period by a subsequent employer or Person for whom Executive performs services, Executive shall notify the Company of this within seven (7) business days of such receipt or offer, as applicable, and all similar health and medical benefits coverage provided by the Company to Executive shall terminate as of the effective date of such new coverage.
     (ii) If Executive’s employment shall terminate upon his death or if the Company shall terminate Executive’s employment for Cause or due to Executive’s Disability or Executive shall resign from his employment without Good Reason, in any such case during the Employment Period, the Company shall pay to Executive (or, in the event of Executive’s death, to his estate) the Accrued Obligations within thirty (30) days following the Date of Termination, provided that in the event of Executive’s death, the said 30-day period for making such payment shall commence from the date of production to the Company of such evidence or information in respect of the Executive’s estate as the Company may require. In addition, if Executive’s employment shall terminate upon his death or be terminated by the Company due to Executive’s Disability during the Employment Period, the Company shall pay to Executive (or, in the event of Executive’s death, to his estate) the Pro-Rata Bonus, if any, in one lump sum within five (5) business days following the Bonus Payment Date for the fiscal year of the Company that includes the Date of Termination.
     (iii) Except as specifically set forth in this Section 8(f), no termination benefits shall be payable to or in respect of Executive’s employment with the Company or its Affiliates.
     (g) Resignation upon Termination. Effective as of any Date of Termination under this Section 8 or otherwise as of the date of Executive’s termination of employment with the Company, Executive shall resign, in writing, from all Board and Board committee memberships and other positions then held by him, or to which he has been appointed, designated or nominated, with the Company and its Affiliates.
     9. Restrictive Covenants. Each of the Company and Executive agrees that the Executive will have a prominent role in the management of the business, and the development of the goodwill, of the Company and its Affiliates, and will establish and develop relations and contacts with the principal franchisees, customers and suppliers of the Company and its Affiliates throughout the world, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, the Company and its Affiliates. In addition, Executive recognizes that he will have access to and become familiar with or exposed to Confidential Information (as such term is defined below), in particular, trade secrets, proprietary information, customer lists, and other valuable business information of the Company pertaining or related to the quick service restaurant business. Executive agrees that Executive could cause grave harm to the Company if he, among other things, worked for the Company’s competitors, solicited the Company’s employees away from the Company or solicited the Company’s franchisees upon the termination of Executive’s employment with the Company or misappropriated or divulged the Company’s Confidential Information, and that as such, the Company has legitimate business interests in protecting its good will and Confidential Information, and, as such, these legitimate business interests justify the following restrictive covenants:
(a) Confidentiality.
     (i) Executive acknowledges and agrees that the terms of this Agreement, including all addendums and attachments hereto, are confidential. Except as required by law or the requirements of any stock exchange, Executive agrees not to disclose any information contained in this Agreement to anyone, other than to Executive’s lawyer, financial advisor or immediate family members. If Executive discloses any information contained in this Agreement to his lawyer, financial advisor or immediate family members as permitted herein, Executive agrees to immediately tell each such individual that he or she must abide by the confidentiality restrictions contained herein and keep such information confidential as well.
     (ii) Executive agrees that during his employment with the Company and thereafter, Executive will not, directly or indirectly (A) disclose any Confidential Information to any Person (other than, only with respect to the period that Executive is employed by the Company, to an employee or outside advisor of the Company who requires such information to perform his or her duties for the Company), or (B) use any Confidential Information for Executive’s own benefit or the benefit of any third party. “Confidential Information” means confidential, proprietary or commercially sensitive information relating to (Y) the Company or its Affiliates, or members of their respective management or boards or (Z) any third parties who do business with the Company or its Affiliates, including franchisees and suppliers. Confidential Information includes, without limitation, marketing plans, business plans, financial information and records, operation methods, personnel information, drawings, designs, information regarding product development, other commercial or business information and any other information not available to the public generally. The foregoing obligation shall not apply to any Confidential Information that has been previously disclosed to the public or is in the public domain (other than by reason of a breach of Executive’s obligations to hold such Confidential Information confidential). If Executive is required or requested by a court or governmental agency to disclose Confidential Information, Executive must notify the General Counsel of the Company of such disclosure obligation or request no later than three (3) business days after Executive learns of such obligation or request, and permit the Company to take all lawful steps it deems appropriate to prevent or limit the required disclosure.
     (b) Non-Competition. Executive agrees that during his employment with the Company, Executive shall devote all of his skill, knowledge, commercial efforts and business time to the conscientious and good faith performance of his duties and responsibilities to the Company to the best of his ability and Executive shall not, directly or indirectly, be employed by, render services for, engage in business with or serve as an agent or consultant to any Person other than the Company. Executive further agrees that during his employment with the Company and for the period of one (1) year following any termination of his employment with the Company, Executive shall not directly or indirectly engage in any activities that are competitive with the quick service restaurant business conducted by the Company, and Executive shall not, directly or indirectly, become employed by, render services for, engage in business with, serve as an agent or consultant to, or become a partner, member, principal, stockholder or other owner of, any Person or entity that engages in the quick serve restaurant business, provided that Executive shall be permitted to hold a one percent (1%) or less interest in the equity or debt securities of any publicly traded company. Executive’s duties and responsibilities involve, and/or will affect, the operation and management of the Company on a worldwide basis. Executive will obtain Confidential Information that will affect the Company’s operations throughout the world. Accordingly, Executive acknowledges that the Company has legitimate business interests in requiring a worldwide geographic scope and application of this non-compete provision, and agrees that this non-compete provision applies on a worldwide basis.
     (c) Non-Solicitation of Employees and Franchisees. During the period of Executive’s employment with the Company and for the one (1)-year period following the termination of his employment, Executive shall not, directly or indirectly, by himself or through any third party, whether on Executive’s own behalf or on behalf of any other Person or entity, (i) solicit or induce or endeavor to solicit or induce, divert, employ or retain, (ii) interfere with the relationship of the Company or any of its Affiliates with, or (iii) attempt to establish a business relationship of a nature that is competitive with the business of the Company with any Person that is or was (during the last twelve (12) months of Executive’s employment with the Company) (A) an employee of the Company or engaged to provide services to it, or (B) a franchisee of the Company or any of its Affiliates.
     10. Work Product. Executive agrees that all of Executive’s work product (created solely or jointly with others, and including any intellectual property or moral rights in such work product), given, disclosed, created, developed or prepared in connection with Executive’s employment with the Company, whether ensuing during or after Executive’s employment with the Company (“Work Product”) shall exclusively vest in and be the sole and exclusive property of the Company and shall constitute “work made for hire” (as that term is defined under Section 101 of the U.S. Copyright Act, 17 U.S.C. § 101) with the Company being the person for whom the work was prepared. In the event that any such Work Product is deemed not to be a “work made for hire” or does not vest by operation of law in the Company, Executive hereby irrevocably assigns, transfers and conveys to the Company, exclusively and perpetually, all right, title and interest which Executive may have or acquire in and to such Work Product throughout the world, including without limitation any copyrights and patents, and the right to secure registrations, renewals, reissues, and extensions thereof. The Company and its Affiliates or their designees shall have the exclusive right to make full and complete use of, and make changes to all Work Product without restrictions or liabilities of any kind, and Executive shall not have the right to use any such materials, other than within the legitimate scope and purpose of Executive’s employment with the Company. Executive shall promptly disclose to the Company the creation or existence of any Work Product and shall take whatever additional lawful action may be necessary, and sign whatever documents the Company may require, in order to secure and vest in the Company or its designee all right, title and interest in and to all Work Product and any intellectual property rights therein (including full cooperation in support of any Company applications for patents and copyright or trademark registrations).
     11. Return of Company Property. In the event of termination of Executive’s employment for any reason, Executive shall return to the Company all of the property of the Company and its Affiliates, including without limitation all materials or documents containing or pertaining to Confidential Information, and including without limitation, any Company car, all computers (including laptops), cell phones, keys, PDAs, Blackberries, credit cards, facsimile machines, televisions, card access to any Company building, customer lists, computer disks, reports, files, e-mails, work papers, Work Product, documents, memoranda, records and software, computer access codes or disks and instructional manuals, internal policies, and other similar materials or documents which Executive used, received or prepared, helped prepare or supervised the preparation of in connection with Executive’s employment with the Company. Executive agrees not to retain any copies, duplicates, reproductions or excerpts of such material or documents.
     12. Compliance With Company Policies. During Executive’s employment with the Company, Executive shall be governed by and be subject to, and Executive hereby agrees to comply with, all Company policies, procedures, rules and regulations applicable to employees generally or to employees at Executive’s grade level, including without limitation, the Burger King Companies’ Code of Business Ethics and Conduct, in each case, as they may be amended from time to time in the Company’s sole discretion (collectively, the “Policies”).
     13. Data Protection & Privacy.
     (a) Executive acknowledges that the Company, directly or through its Affiliates, collects and processes data (including personal sensitive data and information retained in email)

relating to Executive. Executive hereby agrees to such collection and processing and further agrees to execute the Burger King Corporation Employee Consent to Collection and Processing of Personal Information, a copy of which is attached to this Agreement as Attachment 1, unless a previously executed copy of such Consent is on file with the Company.
     (b) To ensure regulatory compliance and for the protection of its workers, customers, suppliers and business, the Company reserves the right to monitor, intercept, review and access telephone logs, internet usage, voicemail, email and other communication facilities provided by the Company which Executive may use during his employment with the Company. Executive hereby acknowledges that all communications and activities on Company equipment or premises cannot be presumed to be private.
     14. Injunctive Relief with Respect to Covenants; Forum, Venue and Jurisdiction. Executive acknowledges and agrees that a breach by Executive of any of Section 9, 10, 11, 12 or 13 is a material breach of this Agreement and that remedies at law may be inadequate to protect the Company and its Affiliates in the event of such breach, and, without prejudice to any other rights and remedies otherwise available to the Company, Executive agrees to the granting of injunctive relief in the Company’s favor in connection with any such breach or violation without proof of irreparable harm, plus attorneys’ fees and costs to enforce these provisions. Executive further acknowledges and agrees that the Company’s obligations to pay Executive any amount or provide Executive with any benefit or right pursuant to Section 8 is subject to Executive’s compliance with Executive’s obligations under Sections 9 through 13 inclusive, and that in the event of a breach by Executive of any of Section 9, 10, 11, 12 or 13, the Company shall immediately cease paying such benefits and Executive shall be obligated to immediately repay to the Company all amounts theretofore paid to Executive pursuant to Section 8. In addition, if not repaid, the Company shall have the right to set off from any amounts otherwise due to Executive any amounts previously paid pursuant to Section 8(f) (other than the Accrued Obligations). Executive further agrees that the foregoing is appropriate for any such breach inasmuch as actual damages cannot be readily calculated, the amount is fair and reasonable under the circumstances, and the Company would suffer irreparable harm if any of these Sections were breached. All disputes not relating to any request or application for injunctive relief in accordance with this Section 14 shall be resolved by arbitration in accordance with Section 19 (b).
     15. Assumption of Agreement. The Company shall require any Successor thereto, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if the Company had terminated Executive’s employment Without Cause as described in Section 8, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.
     16. Indemnification. The Company agrees both during and after the Employment Period to indemnify Executive to the fullest extent permitted by its Certificate of Incorporation (including payment of expenses in advance of final disposition of a proceeding) against actions or inactions of Executive during the Employment Period as an officer, director or employee of the Company or any of its Subsidiaries or Affiliates or as a fiduciary of any benefit plan of any of the foregoing. The Company also agrees to provide Executive with directors and officers insurance coverage both during and, with regard to matters occurring during the Employment Period, after the

Employment Period. Such coverage shall be at a level at least equal to the level being maintained at such time for the then current officers and directors or, if then being maintained at a higher level with regard to any prior period activities for officers or directors during such prior period, such higher amount with regard to Executive’s activities during such prior period.
     17. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Executive by any other Person and those contained in any prior employment, consulting or similar agreement, including the Original Agreement, entered into by Executive and the Company or any predecessor thereto or Affiliate thereof) are merged herein and superseded hereby.
     18. Survival. The following Sections shall survive the termination of Executive’s employment with the Company and of this Agreement: 8(f), 9, 10, 11, 13, 14, 16, 18 and 19.
     19. Miscellaneous.
     (a) Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company and its Successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, provided, however, that the Company may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means), provided that the Successor to the Company shall expressly assume and agree to perform this Agreement in accordance with the provisions of Section 15.
     (b) Arbitration. The Company and Executive agree that any dispute or controversy arising under or in connection with this Agreement shall be resolved by final and binding arbitration before the American Arbitration Association (“AAA”). The arbitration shall be conducted in accordance with AAA’s National Rules for the Resolution of Employment Disputes then in effect at the time of the arbitration. The arbitration shall be held in Miami, Florida. The dispute shall be heard and determined by one arbitrator selected from a list of arbitrators who are members of AAA’s Regional Employment Dispute Resolution roster. If the parties cannot agree upon a mutually acceptable arbitrator from the list, each party shall number the names in order of preference and return the list to AAA within ten (10) days from the date of the list. A party may strike a name from the list only for good cause. The arbitrator receiving the highest ranking by the parties shall be selected. Depositions, if permitted by the arbitrator, shall be limited to a maximum of two (2) per party and to a maximum of four (4) hours in duration. The arbitration shall not impair either party’s right to request injunctive or other equitable relief in accordance with Section 14 of this Agreement.
     (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without reference to principles of conflicts of laws.
     (d) Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

     (e) Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved in writing by the Board or a Person authorized thereby and is agreed to in writing by Executive. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.
     (f) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that one or more terms or provisions of this Agreement are deemed invalid or unenforceable by the laws of Florida or any other state or jurisdiction in which it is to be enforced, by reason of being vague or unreasonable as to duration or geographic scope of activities restricted, or for any other reason, the provision in question shall be immediately amended or reformed to the extent necessary to make it valid and enforceable by the court of such jurisdiction charged with interpreting and/or enforcing such provision. Executive agrees and acknowledges that the provision in question, as so amended or reformed, shall be valid and enforceable as though the invalid or unenforceable portion had never been included herein.
     (g) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):
     (A) If to the Company, to it at:

Burger King Corporation
5505 Blue Lagoon Drive
Miami, Florida 33126-2029
Attention: Chief Human Resources Officer
Telephone: 305-378-3755
Facsimile: 305-378-3189

with a copy to: General Counsel

Telephone: 305-378-7913
Facsimile: 305-378-7112
     (B) if to Executive, to his residential address as currently on file with the Company.
     (h) Voluntary Agreement; No Conflicts. Executive represents that he is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by Executive of any agreement to which he is a party or by which he or his properties or assets may be bound.

     (i) Counterparts/Facsimile. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
     (j) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.
     (k) Certain other Definitions.
     “Affiliate”: with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of any such Person.
     “Control” (including, with correlative meanings, the terms “Controlling”, “Controlled by” and “under common Control with”): with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Person”: any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.
     “Subsidiary”: with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing fifty percent (50%) or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.
     “Successor”: of a Person means a Person that succeeds to the first Person’s assets and liabilities by merger, liquidation, dissolution or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person are transferred.
     IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representatives, and Executive has hereunto set his hand, in each case effective as of the date first above written.

BURGER KING CORPORATION
By:	/s/ Peter C. Smith
	Name:	Peter C. Smith
	Title:	Chief Human Resources Officer

Executive:
/s/ Charles M. Fallon
Charles M. Fallon